EXHIBIT 99.1

VICTORY ENERGY CORPORATION TO RESTATE FINANCIALS

SANTA ANA, Calif.--(MARKETWIRE)—April 29, 2009—VICTORY ENERGY CORPORATION (OTCBB:VYEYE.OB), today announced that it plans to restate its annual and interim financial statements for 2007 and interim financial statements for 2008 due to errors contained in the financial statements.  As a result, investors should no longer place any reliance on any of the Company’s financial statements covering 2007 and 2008.

The Company’s Board of Directors is conducting a formal investigation into this matter in response to a preliminary report issued by the Company’s Chief Financial Officer detailing certain financial statement errors uncovered by the Chief Financial Officer in connection with the preparation of the Company’s annual report on Form 10-K for the year ended December 31, 2008.  The Chief Financial Officer’s preliminary report has revealed a failure to record certain accounts receivable, drilling costs and capital raising costs and a failure to record an overstatement of a gain on the sale of a royalty interest.  In addition, certain issuances of preferred stock may not have been properly recorded as a result of the Company failing to have properly created the preferred stock under Nevada law.  The preliminary report also identified material weaknesses in the Company’s internal controls over financial reporting during 2007 and 2008.

The Board of Directors has commenced a formal investigation of the matters raised in the preliminary report with the assistance of outside legal and accounting professionals.  Because the formal investigation by the Board of Directors is ongoing, the information noted above is subject to change.

The Company is in the process of preparing its Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended March 31, 2009, which quarterly report is due on or before May 15, 2009. However, the Company anticipates delaying the filing of these reports until the formal investigation by the Board of Directors is complete and the Company files its restated financial statements for the periods described above.

The Company also announced that the Company’s President and Chief Executive Officer, Jon Fullenkamp, voluntarily resigned from the Company’s Board of Directors and from his position as an executive officer of the Company effective April 28, 2009.  On that date, the Board of Directors appointed the Company’s Chief Financial Officer, Robert Miranda, as Interim Chief Executive Officer. The Board of Directors of the Company is currently negotiating the terms of a consulting agreement with Mr. Fullenkamp persuant to which Mr. Fullenkamp will provide services to the Company in connection with certain of its field operations.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the actual types and amounts of adjustments to be made to the Company’s financial statements, the periods as to which adjustments may be required, and the timing of the preparation and filing of amended and new periodic reports, are forward-looking statements that involve a number of risks and uncertainties. The actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, additional information that may be discovered and actions that may be taken in the course of the audit committee’s investigation and in connection with the Securities and Exchange Commission inquiry; any actions that any governmental, judicial or regulatory agencies may take with regard to the Company or its affiliates or customers; and other risks detailed from time to time in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.

Contact:
Robert Miranda, Chief Financial Officer
(714) 480-0405

  1009000.03